Exhibit T3D

No. S120712

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND

IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT,

R.S.C. 1985, c. C-44

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT,

S.B.C. 2002, c. 57

AND

IN THE MATTER OF CATALYST PAPER CORPORATION

AND THE PETITIONERS LISTED IN SCHEDULE “A”

PETITIONERS

ORDER MADE AFTER APPLICATION

SANCTION ORDER

BEFORE THE HONOURABLE	)
MR. JUSTICE SEWELL	)	/June/2012
)

ON THE APPLICATION of the Petitioners and Catalyst Paper General Partnership (collectively, the “Petitioner Parties”) coming on for hearing at Vancouver, British Columbia, on the      day of June, 2012; AND ON HEARING, Bill Kaplan, Q.C., Jeff Langlois, and Andrew Crabtree, counsel for the Petitioner Parties, John Grieve and Kibben Jackson, counsel for the Monitor PricewaterhouseCoopers Inc., and those other counsel listed in Schedule “B” hereto; AND UPON READING the material filed;

THIS COURT ORDERS AND DECLARES THAT:

SERVICE

1.    The time for service of the Notice of Application herein be and is hereby abridged and the Notice of Application is properly returnable today and service thereof upon any person other than those on the Service List be and is hereby dispensed with.

DEFINITIONS

2.    Any capitalized terms not otherwise defined in this Order (the “Sanction Order”) shall have the meanings given to them in the Second Amended and Restated Plan of Compromise and Arrangement concerning, affecting and involving the Petitioner Parties dated June 14, 2012 (the “Plan”), a copy of which is attached hereto as Schedule “C”.

THE MEETINGS

3.    There has been good and sufficient service and delivery to all Affected Creditors of the Orders granted by this Court on March 22, 2012 and on June 18, 2012 (the “Supplemental Meetings Order”), and all documents referred to in the Supplemental Meetings Order, including the Plan and the Information Package (as defined in the Supplemental Meetings Order).

4.    The Unsecured Creditors Meeting was duly convened and held in conformity with the CCAA and all applicable Orders of the Court made in these proceedings, including the Supplemental Meetings Order.

5.    The First Lien Noteholders Meeting was duly convened and held in conformity with the CCAA and all applicable Orders of the Court made in these proceedings, including the Supplemental Meetings Order.

SANCTION OF THE PLAN

6.    The two relevant classes of Affected Creditors for the purpose of voting to approve the Plan are the First Lien Notes Claims Class and the Unsecured Claims Class.

7.    The Plan has been agreed to and approved by the Required Majorities of each Class in conformity with the CCAA.

8.    The Petitioner Parties have complied with the provisions of the CCAA and the Orders of the Court made in these proceedings.

9.    The Petitioner Parties have not done or purported to do anything that is not authorized by the CCAA.

10.    The Plan and transactions contemplated thereby are procedurally and substantively fair and reasonable, not oppressive and are in the best interests of the Petitioner Parties and the Persons affected by the Plan.

11.    The Plan is hereby finally and absolutely sanctioned and approved pursuant to the provisions of the CCAA and, at the Effective Date, all terms, conditions, compromises and releases set forth in the Plan are binding and effective on all Persons or parties named or referred to in, affected by or subject to the Plan.

PLAN IMPLEMENTATION

12.    The Petitioner Parties are hereby authorized and directed to take all actions necessary or appropriate, in each case consistent with and in accordance with the terms of the Plan and this Sanction Order, to enter into, adopt, execute, deliver, implement and consummate the contracts, instruments, releases, and all other agreements or documents to be created or which are to come into effect in connection with the Plan, and all matters contemplated under the Plan involving any corporate action of the Petitioner Parties on behalf of the Petitioner Parties, and such actions are hereby approved and will occur and be effective in accordance with the Plan and this Sanction Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the Petitioner Parties. Further, to the extent not previously given, all necessary approvals to take such action shall be and are hereby deemed to have been obtained from the directors or the shareholders of the Petitioner Parties, as applicable, including the deemed passing by any class of shareholders of any resolution or special resolution, and no shareholders’ agreement or agreement between a shareholder and another Person limiting in any way the right to vote shares held by such shareholder or shareholders with respect to any of the steps contemplated in the Plan shall be effective or have any force or effect.

13.    The Petitioner Parties are hereby authorized and directed to take all actions necessary or appropriate to comply with any and all orders issued by the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”) in the pending Chapter 15 Proceedings. The Petitioner Parties are further authorized and directed to take all actions necessary or appropriate to seek to obtain an order from the U.S. Court under chapter 15 of the U.S. Bankruptcy Code recognizing that the instant Order is in full force and effect in the United States.

14.    The Monitor is hereby authorized and directed to take all steps and actions, and to do all things, required of the Monitor to facilitate the implementation of the Plan, in each case consistent with and in accordance with its terms, and, where necessary or appropriate to do so, to enter into, execute, deliver, implement and consummate all of the steps, transactions, certificates and agreements contemplated by the Plan.

15.    Upon the delivery of a certificate substantially in the form attached hereto as Schedule “D” (the “Monitor’s Certificate”) by the Monitor to the Court in accordance with Section 5.3 of the Plan, which confirms that the conditions precedents have been satisfied or waived in accordance with Section 5.2 of the Plan and that confirms that the Monitor knows of no reason why the Plan could not be implemented forthwith, the Plan and all associated steps, compromises, transactions, arrangements, releases and reorganizations effected thereby are and shall be implemented in accordance with the provisions of the Plan.

16.    As of the Effective Date the Plan and all associated steps, compromises, transactions, arrangements, releases and reorganizations effected thereby shall be binding and effective in accordance with the provisions of the Plan, and shall enure to the benefit of and be binding upon the Petitioner Parties, all Affected Creditors, Existing Shareholders, past and present directors or officers of the Petitioner Parties, including de facto directors and officers, if any, and all other Persons named or referred to in, affected by, or subject to the Plan and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

17.    The Petitioner Parties’ obligations pursuant to the SISP are hereby suspended, other than as otherwise provided for in the Plan in relation to PREI, and all time periods in the SISP will be tolled and will resume in the event that the Plan does not become effective within the time period specified in Section 6.1(a)(vi) of the Restructuring and Support Agreement. If the Plan becomes effective within the time period specified in Section 6.1(a)(vi) of the Restructuring and Support Agreement, other than as otherwise provided for in the Plan in relation to PREI, the Petitioner Parties will have no obligations pursuant to the SISP.

COMPROMISE OF CLAIMS AND EFFECT OF PLAN

18.    Pursuant to and in accordance with the Plan, any and all Affected Claims of any nature shall be forever compromised, discharged and released, and the ability of any Person to proceed against the Petitioner Parties in respect of or relating to any Affected Claims shall be forever barred, discharged and restrained, and all proceedings with respect to, in connection with or relating to such Affected Claim are hereby permanently stayed, subject only to the rights of Affected Creditors to receive distributions in respect of their Affected Claims pursuant to, and in accordance with, the Plan and this Sanction Order.

19.    Notwithstanding, (i) the pendency of the CCAA Proceedings and the declaration of insolvency made therein; (ii) any applications for a bankruptcy order now or hereafter made pursuant to the Bankruptcy and Insolvency Act (Canada) (the “BIA”) in respect of any of the Petitioner Parties and any bankruptcy order issued pursuant to any such applications; (iii) any assignment in bankruptcy made in respect of any of the Petitioner Parties; or (iv) the provisions of any federal or provincial statute, the transactions, payments, steps, and releases or compromises made during the CCAA Proceedings or contemplated to be performed or effected pursuant to the Plan and this Sanction Order (a) shall be binding on any trustee in bankruptcy that may be appointed in respect of any of the Petitioner Parties; (b) shall not be void or voidable; (c) shall not constitute or be deemed to be a fraudulent preference or assignment, fraudulent conveyance, transfer at undervalue, preference or any other challengeable or voidable transaction under the BIA or any other applicable federal or provincial legislation; and (d) shall not constitute or be deemed to be oppressive or unfairly prejudicial conduct pursuant to any applicable federal or provincial legislation.

20.    The determination of Allowed Claims in accordance with the Claims Procedure Order, the Supplemental Meetings Order and the Plan shall be final and binding on the Petitioner Parties and all Affected Creditors.

21.    For distribution purposes under the Plan, an Affected Claim against any of the Petitioner Parties and all guarantees and indemnities of any of the Petitioner Parties of any such Affected Claim will be treated as a single Affected Claim against all Petitioner Parties.

22.    Without limiting the provisions of the Claims Procedure Order, the Supplemental Meetings Order or the Plan, an Affected Creditor that did not file a Proof of Claim by the Claims Bar Date or otherwise in accordance with the provisions of the Claims Procedure Order, the Supplemental Meetings Order and the Plan, whether or not such Affected Creditor received direct notice of the claims process established by the Claims Procedure Order, shall be and is hereby forever barred from making any Claim against the Petitioner Parties and shall not be entitled to any distribution under the Plan, and such Affected Creditor’s Claim shall be and is hereby forever barred and extinguished. Nothing in the Plan extends or shall be interpreted as extending or amending the Claims Bar Date or the Restructuring Claims Bar Date (as defined in the Claims Procedure Order), or gives or shall be interpreted as giving any rights to any Person in respect of Claims that have been barred or extinguished pursuant to the Claims Procedure Order, the Supplemental Meetings Order, the Plan or this Sanction Order.

23.    Each Affected Creditor is hereby deemed to have consented and agreed to all of the provisions in the Plan in its entirety, and each Affected Creditor is hereby deemed to have executed and delivered to the Petitioner Parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out the Plan in its entirety.

24.    As of the Effective Date, all compromises, waivers, releases and injunctions effected by the Plan (including but not limited to those in sections 7.2, 7.3, 7.4 and 7.5 of the Plan) are hereby approved, binding and effective as set out in the Plan on all Affected Creditors, Existing Shareholders, and any and all other Persons affected by the Plan.

25.    Without limiting the generality of paragraph 24 of this Sanction Order, as of the Effective Date, each of the Released Parties (as that term is defined in the Plan) and the Catalyst Timberwest Retired Salaried Employees Association (“RSEA”) (as well as RSEA’s directors, officers and legal advisors) (the “RSEA Released Parties”), as applicable, shall be released and discharged from any and all demands, claims, liabilities, obligations, causes of action, damages, executions or other recoveries, known or unknown, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date relating to, arising out of, or in connection with the Securities, the First Lien Notes Indentures, the Unsecured Notes Indenture, the Restructuring and Support Agreement, the Plan, the Prior CBCA Proceedings, the CCAA Proceedings, the Chapter 15 Proceedings, and any proceedings commenced with respect to or in connection with the Plan; provided, however, that nothing in this paragraph shall release or discharge any of the Released Parties or the RSEA Released Parties, as applicable, from or in respect of its obligations under the Plan or the Restructuring and Support Agreement and to comply with and to make the distributions set out therein; provided, further, however, that such release and discharge shall not include any Unaffected Claims against the Petitioner Parties or any claims with respect to matters set out in Section 5.1(2) of the CCAA, and provided, further, however, that nothing herein will release or discharge a Released Party or RSEA Released Parties, as applicable, if the Released Party or RSEA Released Parties, as applicable, is determined by a Final Order of a court of competent jurisdiction to have committed wilful misconduct or fraud in connection with any of the foregoing.

26.    The appointment of the Claims Officer, if any, shall cease as of the Effective Date except with respect to matters to be completed pursuant to the Plan after the Effective Date (including the resolution of any Disputed Claims pursuant to the Claims Procedure Order).

DISTRIBUTIONS UNDER THE PLAN

27.    As of the Effective Date, the Articles of Catalyst will be amended pursuant to Articles of Reorganization. Subject to and in accordance with its terms, the Articles of Reorganization will (i) re-designate the existing common shares of Catalyst as “Old Common Shares” (the “Old Common Shares”); and (ii) create a new class of an unlimited number of common shares to be designated as “New Common Shares” (being the New Common Shares as defined in, and to be distributed under, the Plan) which shall have the same rights, privileges, restrictions and conditions attaching to the Old Common Shares and will make such other amendments as Catalyst deems appropriate, subject to the consent of the Monitor and the Steering Group.

28.    As of the Effective Date and prior to the steps described in paragraph 29, the stated capital account of the Old Common Shares will be reduced by $384,534,000, less the aggregate principal amount of the New First Lien Notes and the fair market value of the New Common Shares to be issued and distributed pursuant to paragraph 31 hereof, and the stated capital account of the New Common Shares will be increased by $384,534,000, less the aggregate principal amount of the New First Lien Notes and the fair market value of the New Common Shares to be issued and distributed pursuant to paragraph 31 hereof.

29.    As of the Effective Date, except as otherwise provided in the Plan and in this Sanction Order, all notes, shares, instruments, certificates, indentures, guarantees, and other documents or agreements evidencing the First Lien Notes Claims, the Unsecured Notes Claims and Equity Interests including, without limitation, the First Lien Notes, the Unsecured Notes, the First Lien Notes Indentures, and the Unsecured Notes Indenture, are deemed cancelled and are of no further force or effect, whether surrendered for cancellation or otherwise, and the obligations of the Petitioner Parties thereunder or in any way related thereto are satisfied and discharged, except to the extent expressly set forth in section 6.1 of the Plan. Notwithstanding the foregoing, (i) the aggregate principal amount of the First Lien Notes Claims equal to (x) the fair market value of the New Common Shares and (y), the aggregate principal amount of the New First Lien Notes shall be cancelled and of no further force and effect, whether surrendered for cancellation or otherwise, at 12:01 a.m. on the Business Day next following the Effective Date, and (ii) the Equity Interests shall be cancelled and be of no further force and effect immediately after the issuance of the New Common Shares pursuant to section 6.2 of the Plan.

30.    The First Lien Notes Indenture Trustee shall be authorized to execute releases of the property and other assets comprising the Collateral (as such term is defined in the First Lien Notes Indentures, attached as Exhibits “B” and “C” to Affidavit #3 of Brian Baarda made on January 31, 2012) from the Liens created by the Collateral Documents (as such term is defined in the First Lien Notes Indenture), in the forms prepared by the Petitioner Parties, at the written request of the Petitioner Parties (without the delivery of an officer’s certificate or opinion) subject to paragraph 29 above.

31.    At 12:01 a.m. on the Business Day following the Effective Date, the Petitioner Parties shall issue the Plan Securities pursuant to and in accordance with section 6.2 of the Plan and thereafter be distributed in accordance with the terms of the Plan.

32.    On the Business Day next following the Effective Date, and after the steps described in paragraphs 29 and 31, the Articles of Catalyst will be further amended pursuant to second Articles of Reorganization. Subject to and in accordance with its terms, the second Articles of Reorganization will cancel and eliminate the Old Common Shares, will re-designate the “New Common Shares” as “Common Shares” and will make such other amendments as Catalyst deems appropriate, subject to the consent of the Monitor and the Steering Group.

33.    All distributions and payments by or at the direction of the Petitioner Parties or the Monitor, on behalf of the Petitioner Parties, to the Affected Creditors under the Plan are for the account of the Petitioner Parties and the fulfilment of their obligations under the Plan.

STAY OF PROCEEDINGS

34.    The stay of proceedings and all other relief granted in the Amended and Restated Initial Order shall be and is hereby extended until the later of September 30, 2012 and the Effective Date or such other date as may subsequently be ordered by this Court.

35.    As of and from the Effective Date and except to the extent expressly contemplated by the Plan, all contracts, obligations or agreements to which any of the Petitioner Parties is a party (including all equipment leases and real property leases) shall be and remain in full force and effect as between the Petitioner Parties and any counterparty, unamended as of the Effective Date, unless terminated, disclaimed or repudiated by a Petitioner Party during these proceedings, and no Person who is a party to any such contract, obligation or agreement shall, on or after the Effective Date, accelerate, terminate, rescind, refuse to renew, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise, or purport to enforce or exercise, any right (including any right of set off, combination of accounts, dilution, buy out, divestiture, forced purchase or sale option or other remedy) or make any demand under or in respect of any such obligation or agreement, by reason of:

(a)	any event, fact or matter which existed or occurred on or before, and is not continuing after the Effective Date or which is or continues to be suspended or waived under the Plan, which would have entitled any other party thereto to enforce those rights or remedies (including defaults or events of default arising as a result of the insolvency of any Petitioner Party);

(b)	any Petitioner Party having sought, obtained or pursued relief under the CCAA or under the US Bankruptcy Code;

(c)	any default or event of default arising as a result of the financial condition or insolvency of the Petitioner Parties prior to the Effective Date;

(d)	any effect upon the Petitioner Parties of the completion of any of the transactions contemplated under the Plan or completed during the CCAA Proceedings or the Chapter 15 Cases; or

(e)	any compromises, arrangements, reorganizations or transactions effected pursuant to the Plan or completed during the CCAA Proceedings or the Chapter 15 Cases.

36.    Any and all Persons shall be and are hereby stayed from commencing, taking, applying for or issuing or continuing any and all steps or proceedings, including without limitation, administrative hearings and orders, declarations or assessments, commenced, taken or proceeded with or that may be commenced, taken or proceeded with against any Released Party or the RSEA Released Parties in respect of all Claims and any matter which is released pursuant to this Sanction Order and section 7.3 of the Plan.

37.    As of the Effective Date, the commencement or prosecution, whether directly, derivatively or otherwise, of any demands, claims, actions, counterclaims, suits, judgments, or other remedy or recovery with respect to any indebtedness, liability, obligation or cause of action released, discharged or terminated pursuant to the Plan is permanently enjoined.

38.    Subject to further order of the Court, all CCAA Charges shall continue in effect until the Effective Date and all obligations secured thereby are either (i) paid in full or (ii) otherwise secured, satisfied or arranged on terms acceptable to the Petitioner Parties, the beneficiaries of the CCAA Charges and an individual to be appointed by the Steering Group.

39.    The obligations of the Critical Suppliers under the Critical Supplier Order shall be terminated as of the Effective Date.

THE MONITOR

40.    As of the Effective Date, the Monitor shall be discharged and released from its duties other than those obligations, duties and responsibilities necessary or required to give effect to the terms of the Plan, the Claims Procedure Order and this Sanction Order.

41.    The actions and conduct of the Monitor in the CCAA Proceeding are hereby approved and the Monitor has satisfied all of its obligations up to and including the date of this Sanction Order. In addition to the protections in favour of the Monitor as set out in the Initial Order and the CCAA, the Monitor shall not be liable for any act or omission on its part, including with respect to any reliance thereon, including without limitation, with respect to any information disclosed, any act or omission pertaining to the discharge of duties under the Plan or as requested by the Petitioner Parties or with respect to any other duties or obligations in respect of the implementation of the Plan, save and except for any claim or liability arising out of any gross negligence or wilful misconduct on the part of the Monitor. Subject to the foregoing, and in addition to the protections in favour of the Monitor as set out in the Plan, the Orders of this Court and the CCAA, any claims against the Monitor in connection with the performance of its duties as Monitor are hereby released, stayed, extinguished and forever barred and the Monitor shall have no liability in respect thereof.

42.    No action or other proceeding shall be commenced against the Monitor in any way arising from or related to its capacity or conduct as Monitor except with prior leave pursuant to an order of this Court made on prior written notice to the Monitor and provided any such order granting leave includes a term granting the Monitor security for its costs and the costs of its counsel in connection with any proposed action or proceeding, such security to be on terms this Court deems just and appropriate.

43.    The Monitor, in addition to its prescribed rights and obligations under the CCAA and the powers provided for herein and in the Initial Order, shall be and is hereby authorized, directed and empowered to perform its functions and fulfil its obligations under the Plan to facilitate the implementation of, and distributions to Affected Creditors under, the Plan.

44.    Upon completion by the Monitor of its duties pursuant to the CCAA, the Plan and all applicable Orders of this Court, the Monitor may file with the Court a Certificate of Plan Termination, substantially in the form attached hereto as Schedule “E”, stating that all of its aforementioned duties have been completed and thereupon, PricewaterhouseCoopers Inc. shall be deemed to be discharged from its duties as Monitor of the Petitioner Parties.

AID AND RECOGNITION OF THIS SANCTION ORDER

45.    This Sanction Order shall have full force and effect in all Provinces and Territories of Canada and abroad as against all Persons against whom it may otherwise be enforced.

46.    THIS COURT REQUESTS the aid and recognition of other Canadian and foreign Courts, tribunal, regulatory or administrative bodies, including any Court or administrative tribunal of any Federal or State Court or administrative body in the United States of America, (including, without limitation, the United States Bankruptcy Court for the District of Delaware), to act in aid of and to be complementary to this Court in carrying out the terms of this Sanction Order and the Plan where required. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to assist the Petitioner Parties, CPC, the Monitor and the respective agents of each of the foregoing in carrying out the terms of this Sanction Order and the Plan.

ADDITIONAL PROVISIONS

47.    The Petitioner Parties shall be and are hereby authorized to execute and deliver all stock transfer instruments, omnibus directions and other instruments and instructions which are necessary or advisable in the reasonable business judgment of the Petitioner Parties to effect the distribution of New Common Shares in accordance with the Plan, and third party brokers, as applicable, shall be and are hereby authorized and directed to accept all such stock transfer instruments, omnibus directions, and other instruments and instructions when received.

48.    At any time prior to the Effective Time, the Petitioner Parties, the Monitor, the Steering Group, any Affected Creditor or any other interested Person may apply to this Court for advice and direction, or to seek relief in respect of, any matters arising out of or incidental to the Plan and this Sanction Order, including without limitation the interpretation of this Sanction Order and the Plan or the implementation thereof, and for any further Order that may be required, on notice to any party likely to be affected by the Order sought or on such notice as this Court orders.

49.    As of the Effective Date, any and all claims for Post-Filing Interest and Costs, save and except for those claims for interest payable under paragraph 25(j) of the Critical Supplier Order and for those claims for Post-Filing Interest and Costs that have been Allowed pursuant to the Claims Procedure Order, shall be released and discharged.

50.    Notwithstanding any other provisions in this Sanction Order, the Plan or the CCAA Proceedings, the rights of the public authorities of British Columbia to take the position in or with respect to any future proceedings under environmental legislation in connection with the Elk Falls site that this or any other Order made in the CCAA Proceedings does not affect such proceedings by reason that (a) any responsibilities under that legislation, or any such proceedings, are not in relation to a claim within the meaning of the CCAA, (b) it is otherwise beyond the jurisdiction of Parliament or a court under the CCAA to affect those responsibilities or proceedings in any way, or (c) in the alternative, those responsibilities or proceedings should not in the exercise of this Court’s discretion be extinguished or stayed, is fully reserved; as is reserved the right of any affected party to take any position to the contrary. For greater certainty, nothing in this Sanction Order, the Plan or these CCAA Proceedings affects the ongoing application or operation of provincial environmental legislation to Catalyst or any other past, present or future owner or operator

(a)	of any of the property or assets of Catalyst other than the Elk Falls site; and

(b)	without further Order of this Court in these CCAA proceedings, of the Elk Falls site.

51.    The Petitioner Parties are authorized at any time and from time to time to vary, amend, modify or supplement the Plan without the need for obtaining a further Order of the Court or providing notice to the Creditors if the Petitioner Parties and the Monitor, acting reasonably and in good faith, determine the variation, amendment, modification or supplement in the Plan to be (i) of a technical or administrative nature that would not prejudice the interests of any of the Creditors under the Plan and (ii) necessary in order to give effect to the substance of the Plan or the Sanction Order. In the event a material variation, amendment, modification or supplement is required by the Petitioner Parties, such shall be permitted by further Court Order obtained on notice. Notwithstanding the foregoing, the Plan may not be modified, amended or supplemented in any manner without the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and, solely to the extent of any modification, amendment or supplement materially inconsistent with the Restructuring and Support Agreement, without the consent of the Initial Supporting Unsecured Noteholders.

52.    As of the Effective Date, each director of Catalyst is removed from office and terminated in his or her capacity as such and the new directors of Catalyst, as described in Section 6.11 of the Plan and the names of whom are recorded on the Form 6 prepared pursuant to the CBCA and filed with the Court in advance of the Effective Date, are hereby appointed.

53.    This Sanction Order will form the basis for an exemption from the registration requirements under section 3(a)(10) of the United States Securities Act of 1933 as amended, in respect of the securities to be issued pursuant to the Plan. In this regard, the Court declares and orders that:

(a)	it has been advised of the intention of the Petitioner Parties to rely on Section 3(a)(10) prior to the hearing required to sanction the Plan;

(b)	the Orders herein provide that each First Lien Noteholder, each Unsecured Noteholder and any other interested party have had and will continue to have the right to appear before the Court;

(c)	the First Lien Noteholders, the Unsecured Noteholders and all interested parties on the Service List (as that term is defined in the Amended and Restated Initial Order) were given adequate notice advising them of their rights to attend the hearing of the Court to sanction the Plan and provided them with sufficient information necessary for them to exercise that right, and there are no improper impediments to the appearance by those persons at the hearing;

(d)	the Court is satisfied as to the fairness of the Plan as to all entities whose rights are affected thereby, including but not limited to the First Lien Noteholders and the Unsecured Noteholders, and expressly approves the terms and conditions of the Plan as being procedurally and substantively fair to all entities whose rights are affected thereby, including but not limited to the First Lien Noteholders, the Unsecured Noteholders and the Existing Shareholders.

54.    To the extent there is any conflict or inconsistency between any provision(s) of this Sanction Order and the Plan, this Sanction Order shall govern.

APPROVAL

55.    Endorsement of this Sanction Order by counsel appearing on this application other than counsel for the Petitioners and counsel for the Ad Hoc Group of 2016 Noteholders, is hereby dispensed with.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS SANCTION ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature of [ ] party [X] lawyer for the Petitioner Parties Bill Kaplan, Q.C.

BY THE COURT.

Signature of [ ] party [X] lawyer for the Ad Hoc Group of 2016 Noteholders John Sandrelli

Registrar

Schedule “A”

LIST OF ADDITIONAL PETITIONER PARTIES

Catalyst Pulp Operations Limited

Catalyst Pulp Sales Inc.

Pacifica Poplars Ltd.

Catalyst Pulp and Paper Sales Inc.

Elk Falls Pulp and Paper Limited

Catalyst Paper Energy Holdings Inc.

0606890 B.C. Ltd.

Catalyst Paper Recycling Inc.

Catalyst Paper (Snowflake) Inc.

Catalyst Paper Holdings Inc.

Pacifica Papers U.S. Inc.

Pacifica Poplars Inc.

Pacifica Papers Sales Inc.

Catalyst Paper (USA) Inc.

The Apache Railway Company

Schedule “B”

Name of Counsel	Name of Party

Mary Buttery	Powell River Energy Inc., Quadrant Investments Ltd., TimberWest Forest Corp., Western Forest Products and Edward C. Kress, Harry A. Goldgut and Richard Legault, Trustees of Powell River Energy Trust

John Sandrelli Jordan Schultz	A Representative Group of 2016 Noteholders

Benjamin La Borie	Wilmington Trust, National Association

David McKinnon (by telephone)	Ad Hoc Committee of 2014 Noteholders

Dan Rogers	CEP Unions – Locals 1, 76 (Powell River), 592, 686 (Port Alberni), 1132 (Crofton), 630, 1123 (Campbell River)

Patrick Riesterer (by telephone)	Board of Directors of Catalyst

Jennifer Cockbill	JPMorgan Chase Bank, N.A.

David Gruber Melaney Wagner (by telephone)	A Representative Group of 2014 Unsecured Noteholders and certain 2016 Noteholders

Randal Kaardal Caily DiPuma	Catalyst TimberWest Retired Salaried Employees Association

Ari Kaplan Andrew Hatnay	Catalyst Salaried Employees & Pensioner Committee

Evan Cobb Mario Forte (by telephone)	Wells Fargo Bank NA

Sandra Wilkinson	Superintendent of Pensions

Richard Butler (by telephone) Elizabeth Rowbotham	HMTQ in Right of the Province of British Columbia

Heather Ferris	Board of Directors of Catalyst

Elizabeth Pillon (by telephone)	Canexus Chemicals Canada LP

Stefanie Quelch	United Steelworkers International and USW Local 2688

Chris Misura	PPWC Local 2

Schedule “C” (attached)

Schedule “D”

No. S120712

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND

IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT,

R.S.C. 1985, c. C-44

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT,

S.B.C. 2002, c. 57

AND

IN THE MATTER OF CATALYST PAPER CORPORATION

AND THE PETITIONERS LISTED IN SCHEDULE “A”

TO THE PETITION FILED ON JANUARY 31, 2012

PETITIONERS

MONITOR’S CERTIFICATE

(Plan Implementation)

All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Second Amended and Restated Plan of Compromise and Arrangement concerning, affecting and involving Catalyst Paper Corporation and the entities listed on Schedule “A” thereto (collectively with Catalyst Paper General Partnership, the “Petitioner Parties”) dated June 14, 2012 (the “Plan”), as such Plan may be further amended, varied or supplemented by the Petitioner Parties from time to time in accordance with the terms thereof.

PURSUANT TO AN ORDER of the Honourable Justice Sewell of the British Columbia Supreme Court (the “Court”) dated January 31, 2012, PricewaterhouseCoopers Inc. was appointed the monitor (the “Monitor”) of the Petitioner Parties.

PURSUANT TO PARAGRAPH [    —    ] OF THE ORDER of the Court made in these proceedings on the [    —    ] day of
[    —    ], 2012 (the “Order”), the Monitor hereby certifies as follows:

1.	The Monitor has received a written notice from counsel for the Petitioner Parties and counsel for the Initial Supporting Noteholders that the conditions set out in section 5.1 of the Plan have been satisfied or waived in accordance with the Plan; and

2.	The Monitor knows of no reason why the Plan could not be implemented forthwith.

DATED at the City of Vancouver, in the Province of British Columbia, this [    —    ] of [    —    ], 2012.

PRICEWATERHOUSECOOPERS INC. in its capacity as court-appointed Monitor of the Petitioners and not in its personal capacity

By:

Name

Title

Schedule “E”

No. S120712

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND

IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT,

R.S.C. 1985, c. C-44

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT,

S.B.C. 2002, c. 57

AND

IN THE MATTER OF CATALYST PAPER CORPORATION

AND THE PETITIONERS LISTED IN SCHEDULE “A”

TO THE PETITION FILED ON JANUARY 31, 2012

PETITIONERS

MONITOR’S CERTIFICATE

(Plan Termination)

All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Second Amended and Restated Plan of Compromise and Arrangement concerning, affecting and involving Catalyst Paper Corporation and the entities listed on Schedule “A” thereto (collectively, with Catalyst Paper General Partnership the “Petitioner Parties”) dated June 14, 2012 (the “Plan”), as such Plan may be further amended, varied or supplemented by the Petitioner Parties from time to time in accordance with the terms thereof.

PURSUANT TO AN ORDER of the Honourable Justice Sewell of the British Columbia Supreme Court (the “Court”) dated January 31, 2012, PricewaterhouseCoopers Inc. was appointed the monitor (the “Monitor”) of the Petitioner Parties.

PURSUANT TO PARAGRAPH [    —    ] OF THE ORDER of the Court made in these proceedings on the [    —    ] day of
[    —    ], 2012 (the “Order”), the Monitor hereby certifies as follows:

1.	All of the Monitor’s duties in respect of the Petitioner Parties pursuant to the CCAA, the Plan and all applicable Orders of this Court have been completed.

DATED at the City of Vancouver, in the Province of British Columbia, this [    —    ] of [    —    ], 2012.

PRICEWATERHOUSECOOPERS INC. in its capacity as court-appointed Monitor of the Petitioners and not in its personal capacity

By:
Name

Title